Exhibit 10.1

DATA I/O CORPORATION, A WASHINGTON CORPORATION

V-TEK, INC., A DELAWARE CORPORATION

A&J PROGRAMMING, INC., A DELAWARE CORPORATION

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of October 26, 2026, by and among WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), DATA I/O CORPORATION, a Washington corporation (“Parent”), V-TEK, INC., a Delaware corporation (“V-Tek”), and A&J PROGRAMMING, INC., a Delaware corporation (“A&J” and together with Parent and V-Tek, individually and collectively, jointly and severally, “Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms not otherwise defined elsewhere in this Agreement shall have the meanings set forth in this Section 1.1. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the following capitalized terms shall have the following meanings:

“A&J” is defined in the preamble hereof.

“Account” means, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to the Loan Parties arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Loan Party, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by the Loan Parties and the Loan Parties’ Books relating to any of the foregoing.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted EBITDA” means, with respect to any period of determination, calculated for Borrower, (a) Net Income and without duplication; plus (b) to the extent deducted in the calculation of Net Income (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization expenses, (iv) non-cash charges and charges deemed extraordinary and approved by Bank in writing in its sole and absolute discretion, and (v) non-cash stock compensation; minus (c) the sum of (i) unfinanced capital expenditures, (ii) dividends and distributions paid in cash, (iii) taxes paid in cash, and (iv) all non-cash gains, non-recurring gains, and extraordinary gains, each approved by Bank in writing in its sole and absolute discretion, as determined in accordance with GAAP.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted or requested by or on behalf of any Customer with respect to any Account.

“Advance” or “Advances” means a revolving credit loan advance or revolving credit loan advances under the Revolving Facility.

“Advance Rate” means up to eighty percent (80%). The Advance Rate shall be determined by Bank, based on information provided by Borrower and acceptable to Bank, in its Permitted Discretion, and may be adjusted from time to time by Bank, in its Permitted Discretion, upon notice to Borrower.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Agreement” is defined in the preamble hereof.

“Anti-Terrorism Law” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 of September 23, 2001, 3 CFR 13224 (2002), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, the Trading With the Enemy Act (50 U.S.C. §§1-44, as amended), and the laws administered by OFAC.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Authorized Signer” means any individual listed in the Resolutions who is authorized to execute the Loan Documents and make and execute, if applicable, any Credit Extension request on behalf of Borrower.

“Bank Expenses” means all reasonable and documented costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, and administration of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in preparing, amending, enforcing or defending the Loan Documents (including, without limitation, fees and expenses incurred in connection with any litigation or appeal and before, during and after an Insolvency Proceeding), whether or not suit is brought or any Event of Default has occurred.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to the Loan Parties or any of their Subsidiaries by Bank or any Affiliate of Bank, including, without limitation, any cash management services (which include, without limitation, Credit Card Services, merchant services, direct deposit of payroll, and check cashing services), letters of credit, and foreign exchange services, as any such products or services may be identified in and subject to any Bank Services Agreements.

“Bank Services Agreements” (and each a “Bank Services Agreement”) means agreements, instruments or documents governing or relating to Bank Services.

“Bank Services Obligations” has the meaning assigned in Section 4.1.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocked Person” means (a) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (f) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Sanctions Laws or (g) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in the foregoing.

“Board” means the board of directors or equivalent governing body of any Person.

“Board-Approved Plan” has the meaning assigned in Section 6.3(h).

“Books” means all of the Loan Parties’ books and records including, without limitation, ledgers, federal and state tax returns, records concerning the Loan Parties’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs, storage or tape files, and the equipment, containing such information.

“Borrowing Base” means, as of any date of determination, an amount equal to (a) the Advance Rate multiplied by the aggregate amount of Eligible Accounts (as determined by Bank in accordance with the most recent Borrowing Base Certificate delivered by Borrower), plus (b) the lesser of (i) the lesser of (A) the applicable Inventory Advance Rate multiplied by the book value of Eligible Inventory (as determined by Bank in accordance with the most recent Borrowing Base Certificate delivered by Borrower), and (B) the applicable Inventory Advance Rate multiplied by the NOLV of Eligible Inventory, and (ii) the Inventory Sublimit, minus (c) all Reserves; provided, however, that the Borrowing Base may be revised from time to time by Bank following each Collateral audit or as Bank deems necessary in its Permitted Discretion upon notice to Borrower.

“Borrowing Base Certificate” means that certain statement of the calculation of the Borrowing Base, certified by a Responsible Officer, substantially in the form attached hereto as Exhibit C, which form may be revised by Bank, in its sole discretion, from time to time.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash Collateral Agreement” means a blocked account agreement, pledge agreement or similar agreement, in form and substance satisfactory to Bank, providing for Bank’s management and control over deposits made to the Collection Account, any cash collateral account or other specified deposit account maintained with Bank on behalf of any Loan Party pledged to secure the Obligations.

“Cash Equivalents” has the meaning assigned in the definition of Permitted Investments.

“CCP” has the meaning assigned in Section 12.2.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49%) or more of the ordinary voting power for the election of directors, partners, managers and members, as applicable, of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors acceptable to Bank in a bona fide equity financing for capital raising purposes so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of 12 consecutive months, a majority of the members of the Board of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, any Loan Party shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding stock, partnership, membership, or other ownership interest or other equity securities of each Subsidiary of such Loan Party free and clear of all Liens (except Permitted Liens).

“Change in Law” means the occurrence, after the Closing Date, of: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claim” has the meaning assigned in Section 12.2.

“Closing Date” means the date of this Agreement.

“Code” means the Uniform Commercial Code, enacted and in effect in the state of California, as amended from time to time, provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different articles or divisions of the Code, the definition of such term contained in article or division 9 of the Code shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means the property described on Exhibit A attached hereto and any other property pledged to Bank as collateral security for the Obligations and the proceeds thereof.

“Collateral Access Agreement” means a landlord waiver, bailee agreement, or acknowledgement agreement of any lessor, warehouseman, processor, logistics provider, consignee, or other Person in possession or control of, having a Lien upon, or having rights or interests in any Collateral, in each case, in form and substance satisfactory to Bank.

“Collateral Accounts” means any Deposit Account, Securities Account or Commodity Account.

“Collection Account” means a Bank-controlled, “blocked”, restricted or dominion Deposit Account maintained with Bank into which all Collections, including Collections received in the Lockbox, are to be deposited, which Collection Account shall, at all times, be managed and directed as provided in Section 6.13, which Collection Account shall not be the Designated Deposit Account.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including Accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers’ acceptances.

“Compliance Certificate” means that certain statement, certified by a Responsible Officer, substantially in the form attached hereto as Exhibit D, which form may be revised by Bank, in its sole discretion, from time to time, to ensure Borrower’s compliance with the applicable terms, covenants and conditions of this Agreement.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Futures Trading Commission” means the U.S. Commodity Futures Trading Commission.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (c) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” means a control agreement, entered into by and among Borrower, Bank and the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or Commodity Account, pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Covered Party” has the meaning specified in Section 13.13.

“Credit Card Limit” means the maximum aggregate credit limit available under the Credit Card Services Agreements.

“Credit Card Services” are any products, credit services and/or financial accommodations relating to credit cards and/or other cash management services previously, now, or hereafter provided to a Loan Party or any of its Subsidiaries by Bank or any Bank Affiliate.

“Credit Card Services Agreements” are any agreements, instruments or documents relating to Credit Card Services.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrower.

“Customer” means any Person, including any Account Debtor, who purchases goods or services from Borrower.

“Daily Balance” means, as of any date of determination, the amount of the Credit Extensions owed at the end of such date.

“Data International” means Data I/O International, Inc., a Washington corporation and wholly owned Subsidiary of Parent.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning assigned in Section 2.3(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Deposit Account” means any “deposit account” as defined in the Code (including any insured cash sweep account wherever maintained) with such additions to such term as may hereafter be made.

“Designated Deposit Account” means Borrower’s deposit account, ending in account number – 8700, maintained with Bank.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.

“DOJ” means the U.S. Department of Justice or any successor thereto or any other comparable investigative law enforcement agency of any Governmental Authority.

“Dollars” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Eligible Accounts” means those Accounts billed and collected within the United States that arise in the ordinary course of Borrower’s business from the sale of goods or rendition of services by Borrower, that represent a bona fide obligation of the Account Debtor or Customer obligated thereon, that comply with all of Borrower’s representations and warranties to Bank set forth herein and that are not excluded by one or more of the standards of eligibility set forth below; provided, that such standards of eligibility may be fixed and revised from time to time by Bank in its Permitted Discretion and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)  Accounts that have not been invoiced by Borrower;

(b)  Accounts that the Account Debtor has failed to pay within ninety (90) days of invoice date (or one hundred twenty (120) days of invoice date for Accounts of Visteon);

(c)  Accounts owed by an Account Debtor which has failed to pay thirty-five percent (35%) or more of the Accounts owing by such Account Debtor to Borrower within ninety (90) days of invoice date of such Accounts (or one hundred twenty (120) days of invoice date for Accounts of Visteon);

(d)  Accounts (i) with respect to which the Account Debtor is an individual or is an officer, employee, or agent of Borrower or (ii) which constitute intercompany Accounts;

(e)  Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

(f)  Pre-billings, prepaid deposits, retention billings, milestone billings, progress billings, maintenance billings, memo bills, or bonded receivables;

(g)  Accounts with respect to which the Account Debtor is an Affiliate of Borrower;

(h)  Accounts with respect to which the Account Debtor does not have its principal place of business in the United States or a province of Canada (other than Quebec), except for Eligible Foreign Accounts;

(i)  Accounts which are owed in any currency other than Dollars;

(j)  Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(k)  Accounts with respect to which Borrower is liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower or for deposits or other property of the Account Debtor held by Borrower, but only to the extent of any amounts owing to the Account Debtor against amounts owed to Borrower;

(l)  Accounts with respect to an Account Debtor, including Subsidiaries and Affiliates of such Account Debtor, whose total obligations to Borrower exceed thirty-five percent (35%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(m)  Accounts with respect to which (i) the Account Debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its Permitted Discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), (ii) the Account Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business, or (iii) Borrower has received notice of an imminent Insolvency Proceeding by or against, or a material impairment of the financial condition of, the Account Debtor;

(n)  Accounts with respect to which the goods or services giving rise to such Account have not been delivered or rendered, as applicable, by Borrower to the Account Debtor;

(o)  Accounts evidenced by a promissory note or chattel paper, or Accounts for which the Account Debtor is obligated to Borrower under any other obligation which is evidenced by a promissory note;

(p)  Accounts in which Bank does not have a first priority, perfected security interest under all Applicable Law, including Accounts that are subject to any Lien other than Liens in favor of Bank and Liens subordinate in priority to the Liens of Bank pursuant to an intercreditor or similar agreement, in form and substance satisfactory to Bank, duly executed by the holder(s) of such other Lien(s);

(q)  that portion of any Account which represents finance charges, service charges, sales Taxes, or excise Taxes;

(r)  Accounts with respect to which (i) Borrower is prohibited by the laws of the jurisdiction where the Account Debtor is located from bringing an action in the courts of that jurisdiction to enforce such Account Debtor’s obligation to pay such Account or (ii) Borrower has failed to take all appropriate actions to ensure access to the courts of the jurisdiction where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable Governmental Authority or the qualification by Borrower as a foreign corporation authorized to transact business in such jurisdiction;

(s)  Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue (but such Account shall only be offset to the extent of such deferred revenue and only to the extent that the aggregate amount of deferred revenue from all Accounts exceeds Five Hundred Thousand Dollars ($500,000)), unless otherwise approved in writing by Bank in its sole discretion on a case-by-case basis;

(t)  Accounts (i) related to unearned revenue or (ii) comprised of non-trade receivables or subject to preferential terms or cross-default provisions;

(u)  Accounts the collection of which Bank reasonably determines to be doubtful; and

(v)  Accounts that are not otherwise acceptable to Bank.

“Eligible Foreign Accounts” means Accounts (a) with respect to which the Account Debtor does not have its principal place of business in the United States or a province of Canada (other than Quebec), (b) which are otherwise Eligible Accounts, (c) with respect to which the Account Debtor is not domiciled in a country or territory subject to applicable restrictions under the Export-Import Bank of the United States’ Country Limitation Schedule, (d) that are covered in full by credit insurance (which respect to which Bank is the beneficiary) satisfactory to Bank, including political risk coverage, from an insurer with investment grade debt ratings, (e) that (i) have an established presence in the United States, (ii) are publicly traded, and (iii) have a market capitalization of at least One Billion Dollars ($1,000,000,000), and (f) that Bank approves of in writing in its sole discretion on a case-by-case basis; provided, that Eligible Foreign Accounts may not exceed twenty-five percent (25%) of the total Borrowing Base.

“Eligible Inventory” means Inventory which satisfies the following requirements; provided, that such standards of eligibility may be fixed and revised from time to time by Bank in its Permitted Discretion and upon notification thereof to Borrower in accordance with the provisions hereof:

(a)  the Inventory is owned by Borrower free of any title defects or any Liens or interests of others, except the security interest in favor of Bank and Liens subordinate in priority to the Liens of Bank pursuant to an intercreditor or similar agreement, in form and substance satisfactory to Bank, duly executed by the holder(s) of such other Lien(s);

(b)  the Inventory is held for sale or use in the ordinary course of Borrower’s business and is of good and merchantable quality, but is not obsolete, excess, unsalable, damaged, defective, used, discontinued, perishable, slow moving, or returned by a buyer, and is not comprised of display items, work-in-process, work-in-progress, parts, samples, supplies and packing or shipping materials;

(c)  the Inventory is covered by insurance as required in Section 6.6 of this Agreement;

(d)  the Inventory has not been manufactured to the specifications of a particular Customer;

(e)  the Inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of Bank to sell the Inventory (including its packaging) to third parties;

(f)  the Inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.);

(g)  the Inventory is not consigned and is not used for demonstrative purposes;

(h)  the Inventory is not related to an “undesirable” industry, as determined by Bank from time to time in its sole discretion;

(i)  the Inventory is located in the United States at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or at any location permitted under Section 6.11, as updated from time to time in accordance with this Agreement);

(j)  the Inventory is not in transit and is at a location subject to a Collateral Access Agreement;

(k)  the Inventory has been subject to an audit determined satisfactory to Bank; and

(l)  the Inventory is otherwise acceptable to Bank.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Loan Party has any interest.

“Equity Interests” means, with respect to any Person, all of (a) the shares of capital stock of (or other ownership or profit interests in) such Person, (b) the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Bank Product Obligation” means, with respect to any Guarantor, any Guaranty of any Secured Bank Product Obligations if, and only to the extent that and for so long as, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Secured Bank Product Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Secured Bank Product Obligation. If a Secured Bank Product Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Bank Product Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Credit Extension pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Credit Extensions or (ii) Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to Bank’s assignor immediately before Bank became a party hereto or to Bank immediately before it changed its lending office, (c) Taxes attributable to Bank’s failure to comply with Section 2.8(e), and (d) any withholding Taxes imposed under FATCA.

“Facility Fee” has the meaning assigned in Section 2.5(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Borrower’s Adjusted EBITDA for the trailing three (3) month period most recently ended as of such date (provided that, (i) for the first measuring period after the Closing Date, Adjusted EBITDA shall be measured for the most recently ended month, and (ii) for the second measuring period after the Closing Date, Adjusted EBITDA shall be measured for the trailing two (2) month period most recently ended) to (b) the sum of all regularly scheduled principal and interest payments (including, without limitation, interest payments with respect to the Revolving Line) on all Indebtedness of Borrower during such trailing three (3) month period (or such other time period specified above).

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the DOJ), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any Person providing a Guaranty in favor of Bank.

“Guaranty” means any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Guaranty Documents” means any Guaranty together with all documents, instruments and agreements entered in connection therewith, including any security agreement securing any such Guaranty, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, (e) other short- and long-term obligations under debt agreements, lines of credit and extensions of credit, and (f) net obligations under any Rate Contract, with the amount of any such net obligations under any Rate Contract on any date deemed to be the Rate Contract Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause, Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of the Loan Parties’ right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of even date herewith between Borrower and Bank, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Inventory” means “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes, without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, whether intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Loan Party, including, without limitation, such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and the Loan Parties’ Books relating to any of the foregoing.

“Inventory Advance Rate” means (a) with respect to Eligible Inventory valued at book value, up to fifty percent (50%), and (b) with respect to Eligible Inventory valued using the NOLV, up to eighty-five percent (85%). The Inventory Advance Rates shall be determined by Bank, based on information provided by Borrower and acceptable to Bank, in its sole discretion, and may be adjusted from time to time by Bank, in its Permitted Discretion, upon notice to Borrower.

“Inventory Sublimit” means the lesser of (a) Two Million Five Hundred Thousand Dollars ($2,500,000) or (b) thirty percent (30%) of the Borrowing Base (which, for the avoidance of doubt, will be calculated as three-sevenths (3/7) of the amount in clause (a) of the definition of “Borrowing Base”).

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Late Fee” has the meaning assigned in Section 2.3(b).

“Lender Transfer” and “Lender Transferred Interests” have the meanings assigned to such terms in Section 13.1.

“Lien” means any lien, mortgage, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Intellectual Property Security Agreement, any agreements related to letters of credit, any subordination or intercreditor agreements, any pledge or security agreements, any Rate Contracts, any Promissory Note or Promissory Notes executed by any Loan Party or any other Person, any Bank Services Agreements, and any other agreement, instrument or document entered into in connection with this Agreement, all as amended, restated, supplemented or otherwise modified or extended from time to time.

“Loan Party” means each Borrower and each Guarantor.

“Lockbox” means a dedicated post box maintained by Bank or an Affiliate of Bank for receiving and processing payments made by check or other draft (as such term is defined under section 3-104 of the Code) on Accounts owed to Borrower, which collected funds constitute Bank’s Collateral and shall be deposited into the Collection Account as provided in Section 6.13.

“Lockbox Agreement” means, collectively, such documents and agreements between Borrower and Bank, in form and substance acceptable to Bank, governing the Lockbox.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries taken as a whole; (b) a material adverse effect on (i) the ability of any Loan Party to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, Bank under any Loan Documents; (c) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; or (d) Bank determines, in its reasonable judgment, based upon information available to it (including information provided by a Loan Party), that there is a reasonable likelihood that Borrower will fail to comply with any financial covenant in Section 6.8 during the next succeeding financial reporting period.

“Material Intellectual Property” means any Intellectual Property owned or licensed by any Loan Party or any of its Subsidiaries, that is material to the business or operations of any Loan Party (as determined by Borrower in good faith).

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Net Income” means, for any period as at any date of determination, the net profit (or loss), after provision for Taxes and all other appropriate deductions from revenue for such period in accordance with GAAP.

“NOLV” means, with respect to any Inventory, the value of such Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory, net of all associated costs and expenses of such liquidation, as determined based upon the most recent appraisal of Borrower’s Inventory acceptable to Bank; provided that if such acceptable appraisal does not provide the costs and expenses of such liquidation on an item by item basis, then costs and expenses of liquidation for each item of Inventory will be such amount as determined by Bank in its discretion.

“Non-Streamline Period” means any period other than a Streamline Period.

“Non-U.S. Lender” has the meaning assigned in Section 2.3(c).

“Obligations” means all Credit Extensions to, and debt, principal, interest, fees, or other liabilities, covenants and duties of, the Loan Parties arising under any Loan Document (including, without limitation, any Bank Expenses), any prepayment fee, and other amounts owed to Bank or its assignee by any Loan Party pursuant to the Loan Documents, any Credit Card Services Agreement or other Bank Services Agreement, or any other agreement between (a) a Loan Party and (b) Bank or any Secured Bank Product Provider (including, without limitation, with respect to any hedging agreements and/or swap agreements), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Loan Party to others that Bank may have obtained by assignment or otherwise; provided, that Obligations of any Guarantor shall not include any Excluded Bank Product Obligations solely of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224 and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the date hereof, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership or limited partnership, its partnership agreement or limited partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” has the meaning assigned in Section 2.2.

“Parent” is defined in the preamble hereof.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patriot Act” means the USA PATRIOT Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Perfection Certificate” means each perfection certificate delivered by a Loan Party to Bank in connection with this Agreement.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender with similar rights providing a credit facility of the type set forth herein) business judgment.

“Permitted Indebtedness” means:

(a)  Indebtedness of the Loan Parties in favor of Bank arising under this Agreement, any other Loan Document, any Bank Services Agreements, or any Credit Card Services Agreement;

(b)  Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)  Indebtedness secured by a Lien described in clause (d) of the definition of “Permitted Liens” with respect to financed equipment, provided that (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any given time;

(d)  Indebtedness consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(e)  unsecured Indebtedness to trade creditors incurred in the ordinary course of business to the extent not more than ninety (90) days’ past due;

(f)  Subordinated Debt;

(g)  Indebtedness constituting Investments permitted under clause (b) of the definition of “Permitted Investment” hereunder;

(h)  Indebtedness in respect of performance bonds, bid bonds, customs bonds, appeal bonds, surety bonds and similar obligations (not representing an obligation for borrowed money), in each case, provided that such Indebtedness is incurred in the ordinary course of business in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) at any given time;

(i)  other unsecured Indebtedness in an aggregate principal amount outstanding not to exceed Fifty Thousand Dollars ($50,000) at any time; and

(j)  extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Loan Party or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)  Investments existing on the Closing Date disclosed in the Schedule;

(b)  Investments (i) in Borrower or a Secured Guarantor, (ii) among Subsidiaries that are not Borrowers or Guarantors, and (iii) by a Subsidiary that is not a Borrower or Secured Guarantor in Borrower or a Secured Guarantor, provided that if the Investment constitutes Indebtedness of the applicable Borrower or Secured Guarantor to such Subsidiary, such Indebtedness shall be subject to an intercompany subordination agreement in form and substance satisfactory to Bank;

(c)  Investments consisting of repurchases of Equity Interests permitted pursuant to Section 7.6;

(d)  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Loan Party;

(e)  Investments (including debt obligations) received in connection with the bankruptcy or reorganization of Customers or suppliers and in settlement of delinquent obligations of, and other disputes with, Customers or suppliers arising in the ordinary course of business;

(f)  Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to Customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (f) shall not apply to Investments of a Loan Party in any Subsidiary;

(g)  (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) money market accounts at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (iii) of this definition (clauses (i) through (iv), collectively, “Cash Equivalents”);

(h)  Investments in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or similar agreements approved by Borrower’s Board of Directors;

(i)  each Loan Party’s ownership of the Equity Interests of its Subsidiaries; and

(j)  other Investments not otherwise permitted by Section 7.7 not to exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a)  Liens in favor of Bank;

(b)  Liens existing on the Closing Date and disclosed in the Schedule;

(c)  Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(d)  Liens (i) upon or in any Equipment which was not financed by Bank acquired or held by a Loan Party or any of its Subsidiaries to secure the purchase price of such Equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(e)  Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

(f)  Liens of carriers, warehousemen, mechanics, materialmen, repairmen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens secure liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g)  Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h)  leases or subleases of real property granted in the ordinary course of such Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of such Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(i)  non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(j)  Liens in favor of other financial institutions arising in connection with a Loan Party’s or its Subsidiary’s Deposit Accounts and/or Securities Accounts held at such institutions, provided that (i) Bank has a first priority perfected security interest in the amounts held in such accounts, and (ii) such accounts are permitted to be maintained pursuant to Section 6.7 of this Agreement;

(k)  Liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default under Sections 8.4 (attachments) and 8.7 (judgments);

(l)  deposits to secure the performance of bids, tenders, trade contracts, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and other similar obligations, in each case provided in the ordinary course of business and not in connection with Indebtedness for money borrowed; provided, that the aggregate amount of such deposits does not exceed Fifty Thousand Dollars ($50,000) at any time;

(m)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Borrower and its Subsidiaries; and

(n)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before they become due.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the greater of (a) five and three-quarters percent (5.75%) or (b) the rate of interest most recently quoted in The Wall Street Journal, Money Rates Section, as the “U.S. Prime Rate.” Any change in the Prime Rate shall become effective as of the same date of any such change. The Prime Rate is not necessarily the lowest rate charged by Bank on its loans and interest rates are set by Bank in its sole and absolute discretion. If Bank determines (which determination shall be conclusive absent manifest error) that the Prime Rate ceases to exist or is no longer available in the Money Rates Section of The Wall Street Journal, then commencing on the next reset date, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of Arizona (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank on its loans and is set by Bank in its sole and absolute discretion). Notwithstanding anything in this Agreement to the contrary, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.

“Promissory Note” and “Promissory Notes” have the meanings assigned in Section 2.9.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 13.13.

“Qualified ECP Guarantor” means, in respect of any Secured Bank Product Obligation, each Loan Party that has total assets exceeding Ten Million Dollars ($10,000,000) at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Secured Bank Product Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Contract Termination Value” means, in respect of any one or more Rate Contracts, after taking into account any netting agreement relating to such Rate Contracts, the termination value(s) determined in accordance therewith or if not yet closed, the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, based on the terms of the Rate Contract.

“Rate Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, warning letter, untitled letter, other notice of violation letter, recall, seizure, or other similar written communication, injunction or consent decree, issued by any Governmental Authority or a federal or state court.

“Reg W Affiliate” means an “affiliate” as such term is set forth in Section 23A(b)(1) of the Federal Reserve Act (12 USC 371c) and 12 C.F.R. 223.2.

“Reserves” has the meaning assigned in Section 2.1(b).

“Resolutions” means, with respect to any Person, those resolutions adopted by such Person’s Board (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by an authorized officer of such Person on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of the applicable Loan Party.

“Revolving Facility” means the revolving loan facility under which Borrower may request Bank issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means Bank’s commitment to issue Advances under the Revolving Facility, up to Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate outstanding at any time.

“Revolving Maturity Date” means October 26, 2028.

“RTD” means RTD Corporation, a Washington corporation and wholly owned Subsidiary of Parent.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Secured Bank Products” means, collectively, (a) Rate Contracts required or permitted by this Agreement that is entered into by and between a Loan Party and a Secured Bank Product Provider, and (b) Bank Services provided by a Secured Bank Product Provider.

“Secured Bank Product Obligations” means Indebtedness, obligations and other liabilities with respect to Rate Contracts or Bank Services owing by a Loan Party to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of Guarantor shall not include its Excluded Bank Product Obligations.

“Secured Bank Product Provider” means (a) Bank or an Affiliate of Bank who has entered into a Secured Bank Product with a Loan Party, or (b) a Person with whom Borrower has entered into a Secured Bank Product provided or arranged by Bank or an Affiliate of Bank, and any assignee thereof.

“Secured Guarantor” is any Guarantor which has granted to Bank a continuing security interest in all of its assets which constitute Collateral, mutatis mutandis, to secure the payment and performance in full of all of the Obligations.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Shares” means one hundred percent (100%) of the issued and outstanding Equity Interests owned or held of record by Borrower in any Subsidiary of Borrower.

“Streamline Period” is, on and after the Closing Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Bank determines, in its reasonable discretion, that Borrower has, for each consecutive day in the immediately preceding month, maintained unrestricted cash at Bank at all times equal to or greater than Four Million Dollars ($4,000,000) (the “Streamline Trigger”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Trigger, as determined by Bank in its reasonable discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Trigger each consecutive day for two (2) months as determined by Bank in its reasonable discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its reasonable discretion, that the Streamline Trigger has been achieved.

“Streamline Trigger” is defined in the definition of Streamline Period.

“Subordinated Debt” means any debt incurred by a Loan Party that is subordinated to the debt now or hereafter owing by the Loan Parties to Bank on terms acceptable to Bank, pursuant to a written subordination, intercreditor, or other similar agreement, in form and substance satisfactory to Bank, entered into between Bank and the other creditor.

“Subsidiary” means any corporation, company or partnership in which (a) any general partnership interest or (b) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by any Loan Party, either directly or through an Affiliate.

“Supported QFC” has the meaning specified in Section 13.13.

“Surviving Obligations” has the meaning assigned in Section 4.5(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Loan Parties connected with and symbolized by such trademarks.

“Transfer” has the meaning assigned in Section 7.1.

“U.S. Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, any Russia-Related Sanctions Programs, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“U.S. Special Resolution Regimes” has the meaning specified in Section 13.13.

“V-Tek” is defined in the preamble hereof.

1.2  Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.      LOAN AND TERMS OF PAYMENT.

2.1  Credit Extensions.

Borrower hereby unconditionally promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder, together with accrued but unpaid interest thereon as and when due in accordance with this Agreement, and on the terms and conditions set forth below.

(a)    Revolving Advances.

(i)  Subject to the terms and conditions of this Agreement, upon Borrower’s request, Bank agrees to make Advances to Borrower in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable (unless repayment shall be required sooner in accordance with the terms hereof). Notwithstanding the foregoing, during any Non-Streamline Period, Borrower may only request one (1) Advance per week. Borrower may prepay any Advances without penalty or premium.

(ii)  Whenever Borrower desires an Advance, Borrower will notify Bank no later than Noon Pacific time on the Business Day immediately prior to the Business Day that the Advance is to be made. Each such notification shall be made (A) by telephone or in-person followed by written confirmation from an Authorized Signer for Borrower within twenty-four (24) hours, (B) by electronic mail, or (C) by delivering to Bank a request for an Advance in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from an Authorized Signer or a designee thereof, or without instructions if, in Bank’s discretion, such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person whom Bank reasonably believes to be an Authorized Signer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account or, with respect to any Advances made by Bank to meet Obligations then due and payable, against such Obligations.

(b)  Reserves. Bank may, with or without consent from Borrower, from time to time establish and revise reserves against the Borrowing Base in such amounts and of such types as Bank deems appropriate in its sole discretion (“Reserves”). Without limiting the foregoing, references to Reserves shall include any applicable dilution reserve. In no event shall the establishment of a Reserve in respect of a particular actual or contingent liability obligate Bank to make Advances to pay such liability or otherwise obligate Bank with respect thereto.

2.2    Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, then, in each case, Borrower shall immediately pay to Bank, in cash, the amount of such excess (such excess, an “Overadvance”).

2.3    Interest Rates, Payments, and Calculations.

(a)    Interest Rates.

(i)  Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to one percent (1.00%) above the Prime Rate.

(ii)  All-In Rate. Notwithstanding any terms in this Agreement to the contrary, if at any time the interest rate applicable to any Obligation is less than zero percent (0.00%), such interest rate shall be deemed to be zero percent (0.00%) for all purposes of this Agreement; provided, however, if a Financial Contract is in effect, the interest rate applicable to any Obligation will not be applicable to the calculation of such interest rate.

(b)    Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under Applicable Law, not in any case to be less than Twenty-Five Dollars ($25) (the “Late Fee”). Immediately upon the occurrence and during the continuance of an Event of Default, the outstanding Obligations shall bear interest at a rate per annum which is equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (the “Default Rate”), unless Bank otherwise elects, in its sole and absolute discretion, to impose a smaller increase or no increase. Neither Borrower’s payment of the Late Fee or Default Rate, nor Bank’s acceptance of thereof, shall be construed as a permissible alternative to timely payment of any amounts due and owing under this Agreement or constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank with respect thereto.

(c)    Payments. Interest hereunder shall be due and payable on the tenth (10th) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any Taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment. If any assignee of Bank’s rights under Section 13.1 of this Agreement is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code, as amended from time to time (such assignee, a “Non-U.S. Lender”), such Non-U.S. Lender shall, upon becoming party to this Agreement, to the extent that such Non-U.S. Lender is entitled to an exemption from U.S. withholding tax on interest, deliver to Borrower a complete and properly executed IRS Form W-8BEN, W-8ECI or W-8IMY, as appropriate, or any successor form prescribed by the U.S. Internal Revenue Service, certifying that such Non-U.S. Lender is entitled to such exemption from U.S. withholding tax on interest. Notwithstanding the foregoing, Borrower shall not be required to pay any additional amount to any Non- U.S. Lender under this Section 2.3(c) if such Non-U.S. Lender fails or is unable to deliver the forms, certificates or other evidence described in the preceding sentence, unless such non-U.S. Lender’s failure or inability to deliver such forms is the result of any change in any Applicable Law, treaty or governmental rule, or any change in the interpretation thereof after such Non-U.S. Lender became a party to this Agreement.

(d)    Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, as applicable, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4    Payments; Application of Payments; Debit of Accounts.

(a)    All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff, counterclaim, or deduction, before 12:00 noon Pacific time on the date when due. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

(b)    Except as otherwise provided in Section 6.13(d), Bank has the right to determine, in its commercially reasonable discretion, the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or Obligations to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)    Borrower hereby authorizes Bank to automatically debit any of Borrower’s Deposit Account(s) maintained with Bank, including, without limitation, the Designated Deposit Account and any replacements thereof, for payments of principal and interest or any other amounts Borrower owes Bank when due under the Loan Documents. Such debits shall not constitute a set-off. If the funds in Borrower’s Deposit Account(s) are insufficient to cover any payment, Bank shall not be obligated to advance funds to cover the payment and Borrower agrees to pay any applicable fees for this service disclosed in the Schedule of Fees and Charges applicable to Borrower’s account(s). At any time and from time to time, Borrower shall execute and deliver any further Loan Documents and take such further action as may reasonably be requested by Bank to effect the purposes of this automatic debit and any new or replacement Deposit Accounts. Subject to any terms and conditions in the Loan Documents, Borrower or Bank may voluntarily terminate automatic payments at any time for any reason.

2.5    Fees; Expenses; Deposit. Borrower shall pay to Bank the following:

(a)  Facility Fees. (i) On the Closing Date, a non-refundable fee equal to Eighteen Thousand Seven Hundred Fifty Dollars ($18,750) in respect of the Revolving Facility, which shall be deemed fully earned as of the Closing Date, and (ii) on each anniversary of the Closing Date, a non-refundable fee equal to Eighteen Thousand Seven Hundred Fifty Dollars ($18,750) in respect of the Revolving Facility, each of which shall be deemed fully earned as of such date (any of the foregoing, a “Facility Fee”); and

(b)  Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

(c)  Good Faith Deposit. Borrower has paid to Bank a good faith deposit of Twenty-Five Thousand Dollars ($25,000) to initiate Bank’s due diligence review process, which deposit shall be applied to the Facility Fee due and payable under Section 2.5(a)(i) and the Bank Expenses on the Closing Date and shall be deemed fully earned on the Closing Date and nonrefundable.

All amounts due and payable to Bank at Closing shall be paid from the Designated Deposit Account.

2.6    Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

2.7    Change in Circumstances.

(a)  Increased Costs. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, Bank, (ii) subject Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Credit Extensions made by Bank, and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any Credit Extension (or of maintaining its obligation to make any such Credit Extension), or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount) then, upon written request of Bank, Borrower shall promptly pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

(b)  Capital Requirements. If Bank determines that any Change in Law affecting Bank regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital as a consequence of this Agreement, the Revolving Facility, any term loan facility, or the Credit Extensions made by Bank to a level below that which Bank could have achieved but for such Change in Law (taking into consideration Bank’s policies with respect to capital adequacy and liquidity), then from time to time upon written request of Bank, Borrower shall promptly pay to Bank such additional amount or amounts as will compensate Bank for any such reduction suffered.

(c)  Delay in Requests. Failure or delay on the part of Bank to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to subsection (a) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank’s intention to claim compensation thereof (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period shall be extended to include the period of retroactive effect).

2.8    Taxes.

(a)  Payments Free of Taxes. Any and all payments by or on account of any of the Obligations shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then (i) Borrower shall be entitled to make such deduction or withholding, (ii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.8), Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)  Tax Indemnification. Without limiting the provisions of subsections (a) and (b) above, Borrower shall, and does hereby, indemnify Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate issued by a Governmental Authority as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

(d)  Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.8, Borrower shall deliver to Bank a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(e)  Status of Bank. If Bank (including any assignee or successor) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, Bank shall deliver whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications.

2.9    Evidence of Obligations. The Credit Extensions made by Bank, including the amount of (a) each Credit Extension made hereunder and (b) any principal or interest due and payable or to become due and payable from Borrower hereunder, are evidenced by this Agreement. Furthermore, any sum received from Borrower on account of the Obligations hereunder shall be recorded in one or more loan accounts maintained by Bank in the ordinary course of business and shall constitute prima facie evidence of the existence and amounts of the Obligations of Borrower therein recorded. In addition, Bank may, in its sole and absolute discretion, request in writing that Credit Extensions made by Bank to Borrower be further evidenced by one or more promissory notes made payable to Bank (or, if specified by Bank, to Bank and its assigns) in a form acceptable to Bank in its sole discretion (each a “Promissory Note” and collectively, “Promissory Notes”). In such event, Borrower shall execute and deliver to Bank an original copy of such Promissory Note or Promissory Notes at the address specified by Bank within five (5) Business Days of such request. Notwithstanding the foregoing, neither the absence of any Promissory Note nor the failure of Bank to maintain an account of the Obligations, nor any error therein, shall in any manner affect the obligation of Borrower to repay (with applicable interest) the Obligations in accordance with the terms of this Agreement.

3.    CONDITIONS OF LOANS.

3.1    Conditions Precedent to Initial Credit Extension. The effectiveness of this Agreement and the obligation of Bank to make the initial Credit Extension shall be subject to satisfaction of the following conditions precedent.

(a)    Loan Documents. Bank shall have received all of the following, each of which shall be in form and substance satisfactory to Bank:

(i)  this Agreement, duly executed by the parties hereto;

(ii)  the completed Perfection Certificate of each Borrower, together with the duly executed signature thereto;

(iii)  the Intellectual Property Security Agreements, duly executed by Borrower;

(iv)  the Cash Collateral Agreement, duly executed by the parties thereto, as required under Section 6.13 hereof;

(v)  the Lockbox Agreement, duly executed by the parties thereto, as required under Section 6.13 hereof; and

(vi)  a Collateral Access Agreement in favor of Bank for each location where Borrower maintains Collateral with a third party bailee, duly executed by each such third party bailee.

(b)    Corporate Authorization. Bank shall have received (i) a certificate duly executed by a Responsible Officer or secretary of each Loan Party with respect to such Loan Party’s (A) Operating Documents and (B) Resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents, along with copies of the foregoing attached thereto, and (ii) good standing certificates for each Loan Party certified by the Secretary of State (or equivalent agency) of the jurisdiction of such Loan Party’s formation and each other jurisdiction in which such Loan Party is qualified to conduct business, in each case dated or certified as of a date no earlier than thirty (30) days prior to the Closing Date.

(c)    Due Diligence. Bank shall have (i) received current financial statements of the Loan Parties and such other financial, business and other information regarding the Loan Parties and their Subsidiaries as Bank shall have requested; (ii) completed a due diligence investigation of the Loan Parties, with results satisfactory to Bank, and shall have been given such access to the management, records, books of account, contracts and properties of the Loan Parties and their Subsidiaries; (iii) received certified copies, dated as of a recent date, of searches for Liens, including any financing statements filed in the filing office of the jurisdiction of each Loan Party’s organization or other relevant jurisdictions, accompanied by written evidence (including any UCC termination statements) that the Liens evidenced by any such financing statements either constitute Permitted Liens or have been, or, in connection with the initial Credit Extension, will be terminated or released; and (iv) received all asset appraisals, field audits, and such other reports and certifications, as Bank has reasonably requested, including an audit of the Collateral, the results of which shall be satisfactory to Bank.

(d)    Perfection. Bank shall have received evidence satisfactory to it that a UCC-1 Financing Statement and such other security instruments as it determines reasonable and necessary to perfect its Lien on the Collateral have been filed in the appropriate filing offices.

(e)    Insurance. Bank shall have received evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.6 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses or endorsements in favor of Bank.

(f)    Patriot Act, etc. Bank shall have received all documentation and other information requested (including beneficial ownership information) in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and the Loan Parties shall have satisfied all requirements related thereto.

(g)    Closing Related Fees and Expenses. Bank shall have received payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.

(h)    Deposit Account(s). Bank shall have received evidence satisfactory to it that (i) Borrower and its Subsidiaries are in compliance with the depository requirements set forth in Section 6.7(a) of this Agreement and (ii) Borrower has established a Collection Account and a Lockbox as required under Section 6.13 hereof.

(i)    Capital Raise. Bank shall have received evidence satisfactory to Bank that Borrower has received, after September 1, 2026, net cash proceeds of not less than Thirteen Million Two Hundred Fifty Thousand Dollars ($13,250,000) from the sale or issuance of Borrower’s equity securities or Subordinated Debt to investors, and on terms and conditions, acceptable to Bank.

(j)    Other. Bank shall have received, in form and substance satisfactory to Bank, such other documents and certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2    Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)    timely receipt by Bank of a request for a Credit Extension, as provided in Section 2.1;

(b)    Bank determines, in its reasonable judgment and based upon information available to it as of such date, that there has not been any (i) material impairment in the general affairs, management, results of operation, financial condition, or prospect of repayment of the Obligations; (ii) material adverse deviation from the budget and financial projections of the Loan Parties presented to and accepted by Bank as of the Closing Date or from any Board-Approved Plan presented to Bank subsequent to the Closing Date pursuant to Section 6.3(h); or (iii) circumstance that has had, or could be expected to have, a Material Adverse Effect;

(c)    the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such request for a Credit Extension and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

3.3    Covenant to Deliver. (a) Except as otherwise provided in Section 3.3(b), Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

(b)     Unless otherwise provided by Bank in writing, Bank shall have received:

(i)  within sixty (60) days after the Closing Date, a Collateral Access Agreement in favor of Bank for each of Borrower’s leased locations, duly executed by the respective landlord or lessor thereof;

(ii)  within ninety (90) days after the Closing Date, either (A) a Control Agreement in respect of any Deposit Account or Securities Account maintained by Borrower outside of Bank, or (B) evidence satisfactory to Bank that all such accounts have been closed; and

(iii)  within one hundred eighty (180) days after the Closing Date, an appraisal of Borrower’s Inventory, with results satisfactory to Bank in its sole discretion.

4.    CREATION OF SECURITY INTEREST.

4.1    Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule and with respect to Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

Borrower agrees that, regardless of the terms of any Bank Services Agreement or Rate Contracts which any Loan Party has entered, or may in the future enter, into, any amounts that a Loan Party now or in the future owes Bank arising from, under or in connection with Bank Services, including, without limitation, a Loan Party’s Obligations in connection with any Credit Card Services, letters of credit and foreign exchange services (“Bank Services Obligations”), as well as any Indebtedness under Rate Contracts, shall be deemed to be “Obligations” hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by a continuing, first priority perfected security interest in all presently existing and hereafter acquired or arising Collateral granted herein (subject to Permitted Liens), except as may be provided in Section 4.5(b).

4.2    Pledge of Equity Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Borrower will deliver to Bank (a) on the Closing Date, the certificate or certificates for any then-certificated Shares, and (b) with respect to any Shares uncertificated as of the Closing Date or acquired after the Closing Date, immediately upon certification or acquisition, the certificate or certificates for the Shares, in each case accompanied by an instrument of assignment duly governing the Shares. Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

4.3    Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as such Obligations are outstanding.

4.4    Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

4.5    Termination; Release of Collateral.

(a)  In the event that this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnification or reimbursement obligations and Bank Services Obligations that are cash collateralized to Bank’s satisfaction in accordance with Section 4.5(b) (“Surviving Obligations”)) are repaid in full in cash. Upon payment in full in cash of the Obligations, other than Surviving Obligations, and provided that Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its security interest in the Collateral and all rights therein shall revert to Borrower.

(b)  In the event that (i) this Agreement has terminated, (ii) Bank’s obligation to make Credit Extensions has terminated, and (iii) all Obligations other than Bank Services Obligations (and other than Surviving Obligations) are satisfied in full, Bank’s Lien in the Collateral shall continue as provided in Section 4.1 hereof, unless and until (A) satisfaction in full of all Bank Services Obligations or (B) Borrower shall have provided to Bank unencumbered cash Collateral in such amounts and on terms reasonably acceptable to Bank to secure such Bank Services Obligations, and, unless fully cash collateralized to Bank’s satisfaction, Bank has the right, in its sole discretion, to hold the balance in any Deposit Accounts maintained with Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates of deposit), as security for such Bank Services Obligations to the extent of the then outstanding Bank Services Obligations; and Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Bank Services Obligations remain outstanding. Without limiting the foregoing, with respect to Bank Services Obligations arising from, under or in connection with outstanding letters of credit and/or Credit Card Services, Borrower shall provide to Bank cash Collateral in an amount equal to at least one hundred five percent (105%) of the face amount of all such letters of credit and/or of the Credit Card Limit, plus, in each case, all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such letters of credit and/or Credit Card Services.

(c)  If any of the Collateral shall be sold, transferred or otherwise disposed of by Borrower in a transaction permitted hereunder, such Collateral shall be automatically released from the Liens created hereby, and Bank, at the request and sole expense of Borrower, shall execute and deliver to Borrower all releases or other documents necessary or desirable to effectuate or evidence the release of the Liens created hereby on such Collateral.

5.    REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1    Due Organization and Qualification. Each Loan Party and each Subsidiary is a corporation duly existing and in good standing under the laws of its jurisdiction of organization and qualified and licensed to do business in any other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within such Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Loan Party’s Operating Documents, nor will they constitute a default or an event of default under any material agreement to which such Loan Party is a party or by which such Loan Party is bound, nor will they contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of such Loan Party’s property or assets may be bound or affected. No Loan Party is in default under any agreement to which it is a party or by which it is bound, except where such violation or default could not reasonably be expected to have a Material Adverse Effect.

5.3    No Prior Encumbrances. Each Loan Party has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4    Bona Fide Eligible Accounts. The Accounts included in any Borrowing Base Certificate as Eligible Accounts are bona fide existing obligations of the Account Debtors. The property and services giving rise to such Eligible Accounts have been delivered or rendered to the Account Debtor or to the Account Debtor’s agent for immediate and unconditional acceptance by the Account Debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any Account Debtor obligated to pay any Account that is included in any Borrowing Base Certificate as an Eligible Account.

5.5    Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6    Intellectual Property. Each Loan Party is the sole owner of the Intellectual Property owned by such Loan Party, except (a) as stated herein, and (b) with respect to non-exclusive licenses granted by such Loan Party to its Customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule or as otherwise disclosed to Bank in writing from time to time, Loan Parties’ rights as a licensee of intellectual property (other than open source software and over-the-counter software that is commercially available to the public) do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule or otherwise disclosed to Bank in writing from time to time, no Loan Party is a party to, or bound by, any material agreement that restricts the grant by such Loan Party of a security interest in such Loan Party’s rights under such agreement.

5.7    Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Loan Party has done business under any name other than that specified on the signature page hereof. The chief executive office of each Loan Party is located at the address indicated in Section 10 hereof. All of the Loan Parties’ Inventory and Equipment is located only at the location set forth in Section 10 hereof.

5.8    Litigation. Except as disclosed in the Schedule, there are no actions or proceedings pending by or against any Loan Party or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on any Loan Party’s interest or Bank’s security interest in the Collateral.

5.9    No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to any Loan Party and any Subsidiary that Bank has received from any Loan Party fairly present in all material respects the applicable Loan Party’s financial condition as of the date thereof and the Loan Parties’ consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of the Loan Parties since the date of the most recent of such financial statements submitted to Bank by or on behalf of the Loan Parties.

5.10    Solvency, Payment of Debts. Each Loan Party is solvent and able to pay its debts (including trade debts) as they mature.

5.11    Regulatory Compliance. Each Loan Party and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from any Loan Party’s failure to comply with ERISA that could result in a Loan Party’s incurring any material liability. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Loan Party has complied with all the provisions of the Federal Fair Labor Standards Act. No Loan Party has violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect. None of any Loan Party, any of its Subsidiaries, nor any of any Loan Party’s or its Subsidiaries’ Affiliates nor any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of any Loan Party, any of its Subsidiaries, nor to the knowledge of the Loan Parties and any of their respective Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.12    Environmental Condition. Except as disclosed in the Schedule, none of any Loan Party’s or any Subsidiary’s properties or assets has ever been used by such Loan Party or any Subsidiary or, to the best of such Loan Party’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with Applicable Law; to the best of such Loan Party’s knowledge, none of such Loan Party’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by a Loan Party or any Subsidiary; and no Loan Party nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by a Loan Party or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13    Taxes. The Loan Parties and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all Taxes reflected therein, except to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP, shall have been made therefor.

5.14    Subsidiaries. No Loan Party owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15    Government Consents. The Loan Parties and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of the Loan Parties’ business as currently conducted.

5.16    Collateral Accounts. None of any Loan Party’s nor any Subsidiary’s property is maintained or invested with a Person other than Bank or Bank’s Affiliates, except for Collateral Accounts permitted in Section 6.7 and described in the Perfection Certificate delivered to Bank in connection herewith and with respect to which such Loan Party or such Subsidiary has taken such actions as are necessary to give Bank a perfected security interest therein, to the extent required pursuant to the terms of Section 6.7.

5.17    Third Party Bailees. None of the Collateral and none of the components of the Collateral is in the possession of any third party bailee (such as a warehouse), except as otherwise provided in the Perfection Certificate or as permitted pursuant to Sections 6.11 and 7.10.

5.18    Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings. No interest in any limited liability company or limited partnership controlled by Borrower is represented by a certificate unless (a) the limited liability company agreement or limited partnership agreement expressly provides that such interest shall be a “Security” within the meaning of Article 8 of the Code, and (b) such certificate has been delivered to Bank. With respect to each limited liability company or limited partnership controlled by Borrower whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code.

5.19    Full Disclosure. No representation, warranty or other statement made by any Loan Party in any certificate or written statement furnished to Bank, as of the date such representation, warranty or other statement was made or deemed made, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

5.20    Sanctions Laws. No Loan Party nor any of its Subsidiaries, directors, officers, employees, agents or Affiliates is in violation of any U.S. Sanctions Laws or is a Blocked Person. No Loan Party nor any of its Subsidiaries, directors, officers, employees, agents or Affiliates: (a) conducts any business or engages in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deals in, or otherwise engages in any transaction relating to, any property or interests in property prohibited or blocked pursuant to any U.S. Sanctions Laws; (c) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any U.S. Sanctions Laws; or (d) otherwise engages in any transaction that could cause Bank to violate any U.S. Sanctions Laws.

6.    AFFIRMATIVE COVENANTS.

Each Loan Party shall do all of the following:

6.1    Good Standing. Maintain its, and cause each of its Subsidiaries’ to maintain their, corporate existence and good standing in its jurisdiction of organization and maintain qualification in each other jurisdiction in which it is required under Applicable Law, except where the failure to maintain such qualification could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2    Government Compliance.

(a)  Meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Loan Party shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

(b)  Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by such Loan Party and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Bank in all of the Collateral.

6.3    Financial Statements, Reports, Certificates. Deliver the following to Bank:

(a)  as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and cash flow statement covering the Loan Parties’ consolidated operations during such period, prepared in accordance with GAAP (subject to the absence of footnotes and normal quarter-end and year-end audit adjustments), consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer;

(b)  as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, a copy of Borrower’s Form 10-K Annual Report for such fiscal year filed with the Securities and Exchange Commission;

(c)  as soon as available, but in any event within forty-five (45) days after each of the first three (3) quarters of Borrower’s fiscal year, a copy of Borrower’s Form 10-Q Quarterly Report for such fiscal quarter filed with the Securities and Exchange Commission;

(d)  copies of all statements, reports and notices sent or made available generally by any Loan Party to its security holders or to any holders of Subordinated Debt and, if applicable, copies of each Form 8-K Current Report for any Loan Party concurrent with the date of filing with the Securities and Exchange Commission;

(e)  promptly upon receipt of notice thereof, a report of (i) any legal actions pending or threatened in writing against any Loan Party or any Subsidiary that could result in damages or costs to any Loan Party or any Subsidiary of Fifty Thousand Dollars ($50,000) or more or (ii) any revocation, rescission, suspension, adverse modification of, or non-renewal of any Governmental Approval or the initiation of any Regulatory Action against any Loan Party, any of which has resulted in or could reasonably be expected to result in a Material Adverse Effect;

(f)  (i) within thirty (30) days after the last day of each month, and (ii) during any Non-Streamline Period, within three (3) days prior to an Advance request, (A) a roll-forward Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, prepared as of such month end, and (B) a detailed aging of Borrower’s Accounts by invoice date, together with invoice date payable aging, sales journal, collections journal, credit memo report, deposit listing (if applicable), deferred revenue report (if applicable), and such other matters as Bank may request;

(g)  within thirty (30) days after the last day of each month, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto;

(h)  as soon as available, but no later than forty-five (45) days after the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, annual operating budget and financial projections of the Loan Parties (including monthly balance sheets, income statements and cash flow statements) for the upcoming fiscal year of the Loan Parties approved by Borrower’s Board (collectively, the “Board-Approved Plan”), which shall (i) be in form and substance acceptable to Bank in writing in its commercially reasonable discretion, and (ii) specify the assumptions used to support the budget and projections therein;

(i)  promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by any Loan Party to or from any Loan Party’s auditor. If no management letter is prepared, Borrower shall, upon Bank’s request, obtain a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter;

(j)  within thirty (30) days after the end of each calendar month, copies of monthly account statements for all Deposit Accounts and/or Securities Accounts maintained by any Loan Party or Subsidiary at institutions other than Bank or Bank’s Affiliates;

(k)  as soon as possible, written notice of the occurrence of any Default or Event of Default;

(l)  if any Loan Party shall acquire a commercial tort claim, such Loan Party shall promptly notify Bank in a writing signed by such Loan Party of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank;

(m)  within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings by any Loan Party or any of its Subsidiaries with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Applicable Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the business of any Loan Party or any of its Subsidiaries;

(n)  prompt written notice of any changes to any Loan Party’s beneficial ownership information. Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity Customers; and

(o)  promptly upon Bank’s request, such other books, records, statements, lists of property and accounts, budgets, sales projections, operating plans, forecasts, reports or other financial information as to any Loan Party and its Subsidiaries as Bank may request.

6.4    Inventory. Keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between a Loan Party and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of such Loan Party, as they exist at the time of the execution and delivery of this Agreement.

6.5    Taxes. Timely file and require each of its Subsidiaries to timely file (in each case, unless subject to a valid extension), all required tax returns and reports and make, and cause each Subsidiary to make, due and timely payment or deposit of all federal, state, and local Taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Loan Party will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding Taxes required of it by Applicable Laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that the applicable Loan Party or Subsidiary has made such payments or deposits; provided that no Loan Party nor Subsidiary need make any payment if the amount or validity of such Taxes is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Loan Party or Subsidiary.

6.6    Insurance.

(a)  At the Loan Parties’ expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where the applicable Loan Party’s business is conducted on the date hereof and in such amounts as acceptable to Bank in its Permitted Discretion. Each Loan Party shall also maintain insurance relating to such Loan Party’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to such Loan Party’s.

(b)  Ensure that all such policies of insurance are in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as a lender loss payee thereof, and all liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, the Loan Parties shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7    Depository, Investment and Operating Accounts.

(a)  At all times on and after the Closing Date, to be tested each day, (i) maintain, and cause each of its Subsidiaries to maintain, all of its and their depository accounts, operating accounts, Cash Equivalents, and excess cash with Bank or Bank’s Affiliates, except as otherwise provided below, and (ii) endeavor to utilize and cause each of its Subsidiaries to endeavor to utilize Bank and/or Bank’s International Banking Division for any other banking services required by Borrower or such Subsidiary, including, but not limited to, credit cards, foreign currency wires, hedges, swaps, and letters of credit. Notwithstanding the foregoing, (A) Borrower shall be permitted to maintain one or more accounts outside of Bank so long as (x) within ninety (90) days after the Closing Date and at all times thereafter, such accounts at all times remain subject to a Control Agreement in favor of Bank, and (y) the aggregate balance in all such accounts at no time exceeds ten percent (10%) of Borrower’s total balances in all financial accounts; (B) Borrower’s foreign Subsidiaries may maintain accounts in their local jurisdictions (the “Permitted Foreign Subsidiary Accounts”) so long as the aggregate balance in all such accounts at no time exceeds One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

(b)  In addition to and without limiting the restrictions in subsection (a), provide Bank five (5) Business Days prior written notice before establishing any banking or investment account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each banking or investment account that Borrower at any time maintains, within thirty (30) days of opening such account, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any such account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such account to perfect Bank’s Lien in such account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Bank.

6.8    Financial Covenants. Maintain Borrower’s financial condition as follows in accordance with GAAP and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)  At all times, unrestricted cash on deposit with Bank of not less than Three Million Dollars ($3,000,000).

(b)  Measured as of the last day of each month, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00.

6.9    Intellectual Property Rights.

(a)  Register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable Intellectual Property rights now owned or hereafter developed or acquired by any Loan Party, to the extent that such Loan Party, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)  (i) Protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets that the Loan Parties reasonably determine to be material to the Loan Parties’ business, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(c)  Promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Bank not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, the applicable Loan Party shall promptly provide Bank with (i) a copy of such applications or registrations, with the exhibits, if any, thereto, (ii) with respect to applications or registrations of Borrower, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(d)  Bank may audit the Loan Parties’ Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that any Loan Party is required under this Section to take but which such Loan Party fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.10    Use of Proceeds. Use the proceeds of the Credit Extensions solely as working capital to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.

6.11    Landlord and Bailee Collateral Access Agreements. In the event, after the Closing Date, that any Loan Party or any of its Subsidiaries intends to add any new offices or business locations, including warehouses, or transfer any portion of the Collateral to any location that is not already subject to a Collateral Access Agreement, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, then in each case, such Loan Party shall obtain, and cause each such Subsidiary to obtain, the prior written consent of Bank and, in the event that the Collateral at any such location is valued in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, cause such bailee or landlord, as applicable, to execute and deliver to Bank a Collateral Access Agreement, prior to the addition of any new offices or business locations, or any such transfer of Collateral to any existing location, or any such storage with or delivery to any such bailee or landlord, as the case may be.

6.12    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date (including, without limitation, pursuant to a Division), such Loan Party shall (a) cause such new Subsidiary to provide to Bank a duly executed joinder to this Agreement to become a co-borrower hereunder, or a duly executed Guaranty to become a Guarantor hereunder, at Bank’s discretion, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

6.13    Accounts Receivables.

(a)  Account Documents; Schedules. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.3, on Bank’s standard forms. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s reasonable request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its reasonable request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b)    Adjustments; Disputes; Returns. (i) Accounts. Borrower shall promptly notify Bank of any dispute or claim relating to Accounts. Borrower may agree to an Adjustment of any Account for less than payment in full to resolve such dispute or claim; provided that, (A) without Bank’s prior written consent, (1) the aggregate Adjustments made with respect to any Account shall not exceed two percent (2%) of its original amount and (2) the aggregate Adjustments made with respect to all Accounts owed by such Account Debtor, shall not exceed five percent (5%) of all Accounts owed by such Account Debtor; (B) the Adjustment is made in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and Borrower reports the same to Bank in the regular reports provided to Bank; (C) no Event of Default has occurred and is continuing; and (D) no Overadvance occurs after taking into account all such Adjustments. (ii) Inventory. Borrower shall promptly notify Bank of all Inventory returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000). Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower with a value, individually and in the aggregate, in excess of Fifty Thousand Dollars ($50,000), Borrower shall promptly (A) determine the reason for such return, (B) issue a credit memorandum to the Account Debtor in the appropriate amount in accordance with Borrower’s customary business practices, and (C) provide a copy of such credit memorandum to Bank. In the event of any attempted return of Inventory after an Event of Default occurs and is continuing, Borrower shall hold the returned Inventory in trust for Bank and immediately notify Bank of the return of such Inventory. So long as any Obligations are outstanding, Bank shall have the right, at any time, to take possession of any rejected, returned, or recovered Inventory. If such possession is not taken by Bank, Borrower is to resell it for Bank’s account at Borrower’s expense with the proceeds made payable to Bank. While Borrower retains possession of any returned Inventory, Borrower shall segregate said Inventory and mark the same as property of Bank.

(c)    Collection of Accounts. To facilitate the Collection of Accounts, which Bank shall have the exclusive right to receive, Borrower shall satisfy all of the following:

(i)  On or before the Closing Date, Borrower shall (A) establish or cause to be established a Collection Account for deposit of Collections; (B) execute and deliver to Bank a Cash Collateral Agreement with respect to the Collection Account, as may be required by Bank; and (C) execute and deliver to Bank a Lockbox Agreement.

(ii)  As soon as practicable, Borrower shall establish or cause to be established a Lockbox controlled by Bank for receipt of Collections made by check or other draft, which Lockbox shall remain operational at all times thereafter and, until such Lockbox is operational, Borrower shall deliver to Bank on Friday of each week a detailed cash receipts journal with respect to any and all Collections received directly by Borrower.

(iii)  Borrower shall (A) instruct all Account Debtors to remit payments on Accounts owed to Borrower either (1) directly to the Collection Account (if paid electronically) via wire transfer, ACH, electronic deposit capture or other means as Bank may direct or (2) to the Lockbox (if paid by check or other draft) for deposit by Bank to the Collection Account and (B) specify the Lockbox address as the “remit to” and payment address for all Collections (including on any invoices sent to Account Debtors). Borrower shall ensure that one hundred percent (100%) of Collections are directed to the Collection Account or Lockbox within sixty (60) days of the Closing Date.

(iv)  Upon Borrower’s receipt of any Collections from any Account Debtor (despite remittance instructions to Account Debtors as required above), Borrower shall hold such Collections in trust for Bank and immediately notify, transfer and deliver to Bank all such Collections in the original form as received from each Account Debtor, with proper endorsements for deposit into the Collection Account.

An immediate Event of Default shall occur if any of the foregoing requirements of this Section 6.13(c) are not satisfied as and when required herein.

(d)  Application of Collections; Dishonored Amounts. Absent an Event of Default, all Collections deposited or transferred into the Collection Account shall be (i) when a Non-Streamline Period is in effect, applied to reduce the outstanding Obligations under the Revolving Facility, or (ii) when a Streamline Period is in effect, transferred to the Designated Deposit Account, in either case within three (3) Business Days of the date received by Bank. Borrower irrevocably authorizes Bank to transfer to the Collection Account any amounts that Bank reasonably determines are proceeds of the Accounts that have been deposited into any other Deposit Account maintained by Borrower with Bank or that Bank has received by wire transfer, check, cash, or otherwise (provided that Bank is under no obligation to do so) and apply such amounts as set forth in this Section 6.13(d). Bank has no duty to do any act other than to apply such amounts as set forth above. If an item of Collections is not honored or Bank does not receive good funds for any reason, any amount previously transferred to the Designated Deposit Account or applied to any portion of the outstanding Obligations shall be reversed as of the date transferred or applied, as applicable, and, if applied to any outstanding principal amount of Advances, the interest will accrue as if such item of Collections had not been so applied. Bank shall have, with respect to any goods related to the Accounts, all the rights and remedies of an unpaid seller under the Code and other Applicable Law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit. Notwithstanding any terms in this Agreement to the contrary, upon the occurrence and during the continuance of any Event of Default, Bank, in its sole discretion, may (A) apply all Collections to the Obligations in such order and manner as Bank may determine or as otherwise set forth in Section 9.8 and (B) hold any portion of Collections and any amounts in the Collection Account or any other cash collateral account that are not otherwise applied to the Obligations as a Reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.

(e)  Account Verification. Without limiting the provisions of Section 6.14, Bank may, from time to time, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit. Notwithstanding the foregoing, while no Event of Default has occurred and is continuing, Bank will notify Borrower prior to making direct contact with an Account Debtor.

(f)  Power of Attorney. Without limiting the provisions of Section 9.2 and whether or not an Event of Default has occurred, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers or employees) as Borrower’s true and lawful attorney in fact, and authorizes Bank to (i) send requests for verification of Accounts or notify Account Debtors of Bank’s security interest in the Accounts and to pay such Accounts directly to Bank; provided, that while no Event of Default has occurred and is continuing, Bank will notify Borrower prior to making direct contact with an Account Debtor; (ii) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (iii) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (iv) collect and receive the monies due or which may become due upon or with respect to Accounts; (v) receive and open all mail addressed to Borrower for the purpose of collecting the Accounts; (vi) debit any of Borrower’s Deposit Accounts maintained with Bank for any and all Obligations due under this Agreement; and (vii) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral.

(g)  No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any Collateral, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.14    Right to Inspect; Access to Collateral, Books and Records. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice (provided that no notice is required if an Event of Default has occurred and is continuing), from time to time during Borrower’s usual business hours, to inspect the Collateral, to audit and copy the Loan Parties’ Books and to check, test, and appraise the Collateral in order to verify the Loan Parties’ financial condition or the amount, condition of, or any other matter relating to, the Collateral. The foregoing inspections and audits are expected to be conducted no more often than once every twelve (12) months (or more frequently as Bank, in its sole discretion, determines that conditions warrant), unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense.

6.15    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, such Loan Party and its officers, employees and agents and such Loan Party’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to any Loan Party.

6.16    Further Assurances. At any time and from time to time the Loan Parties shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.17    Dormant Subsidiaries. Within one hundred eighty (180) days after the Closing Date, Borrower shall have terminated or dissolved Data International and RTD, with any assets held by such entities transferred to Borrower prior to or concurrently with such termination or dissolution.

7.    NEGATIVE COVENANTS.

No Loan Party will do any of the following:

7.1    Dispositions. Convey, sell, lease, transfer or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of a Loan Party or its Subsidiaries in the ordinary course of business; (c) Transfers of worn-out or obsolete Equipment which was not financed by Bank; (d) Transfers consisting of the sale or issuance of any Equity Interests of a Loan Party permitted under Section 7.2 of this Agreement; (e) Transfers consisting of a Loan Party’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) Transfers of property by a Subsidiary to a Loan Party; and (g) Transfers consisting of Permitted Investments and Permitted Liens. Notwithstanding anything to the contrary in this Agreement, any sale, transfer, lease or other disposition in the form of a transfer of title (or transfer of similar effect) of Material Intellectual Property by a Loan Party to Subsidiaries or Affiliates that are not a Loan Party shall not be permitted; provided that notwithstanding the foregoing, nothing herein shall prohibit a Subsidiary who is not a Loan Party from (x) owning any material intellectual property that is developed by such Subsidiary or (y) licensing any Material Intellectual Property (on a non-exclusive basis).

7.2    Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by such Loan Party and any business substantially similar or related thereto (or incidental thereto); cease to conduct business in the manner conducted by such Loan Party as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of organization or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, equity securities or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), except that:

(a)  a Subsidiary that is not a Loan Party hereunder may merge or consolidate into another Subsidiary or into a Loan Party (provided that, in any transaction involving a Loan Party, such Loan Party is the surviving entity); and

(b)  any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.

7.4    Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5    Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except, in each case, for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property), or permit any Subsidiary to do so.

7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock or other equity securities, or permit any of its Subsidiaries to do so, except that (a) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements in an aggregate cash amount not to exceed Fifty Thousand Dollars ($50,000) during any twelve (12) month period, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (b) Subsidiaries of a Loan Party may pay dividends or make distributions to such Loan Party.

7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or enter into any agreement relating to any swap, forward, spot, future, credit default or derivative transaction, or permit any of its Subsidiaries to do so, other than, in each case, Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless, to the extent required by Section 6.7, such Person has entered into a Control Agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party except for (a) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) transactions among Borrowers and Secured Guarantors. Without the prior written consent of Bank in its sole and absolute discretion, no part of the proceeds of the Credit Extensions may be used (x) to purchase any asset or securities (i) issued by any Reg W Affiliate of Bank, (ii) in respect of which, and during any period when, any Reg W Affiliate of Bank has acted as an underwriter, (iii) sold by any Reg W Affiliate of Bank acting as a principal, (iv) if the transaction would otherwise result in a violation of Regulation W issued by the Board of Governors of the Federal Reserve System of the United States, as may be amended from time to time, or (v) if the transaction would not comply with 12 C.F.R. 223.16; (y) to pay, in whole or in part, directly or indirectly, any loan made by any Reg W Affiliate of Bank; or (z) for the benefit of, or to transfer such proceeds to, any Reg W Affiliate of Bank.

7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent, in each case, except as expressly permitted under the terms of the subordination, intercreditor or other similar agreement to which such Subordinated Debt is subject.

7.10    Inventory and Equipment. (a) Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (i) has received a Collateral Access Agreement from such bailee, warehouseman, or other third party, acknowledging and agreeing that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (ii) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment; or (b) store or maintain any Inventory or Equipment at a location other than the location set forth in Section 10 of this Agreement.

7.11    Investment Company Act and ERISA Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12    Anti-Terrorism Laws. Knowingly enter, or permit any Subsidiary or Affiliate to knowingly enter, into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Each Loan Party and each of its Subsidiaries shall immediately notify Bank if such Loan Party or such Subsidiary has knowledge that a Loan Party, or any Subsidiary or Affiliate of a Loan Party, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Loan Party nor any of their Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13    Sanctions, Etc. (a) Become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person, or permit any Subsidiary to do so, or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of any Credit Extension) with any Person, or permit any Subsidiary to do so, if such investment, dealing or transaction (i) would cause Bank or any Affiliate of Bank to be in violation of, or subject to sanctions under, any law or regulation applicable to Bank or any Affiliate of Bank, or (ii) is prohibited by or subject to sanctions under any U.S. Sanctions Laws.

7.14    Subsidiary Assets and Operations. Permit either of Data International or RTD to own any material assets or conduct any operations.

8.    EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an “Event of Default” under this Agreement:

8.1    Payment Default. Borrower or any other Loan Party fails to pay, when due, any of the Obligations;

8.2    Covenant Default.

(a)  Any Loan Party fails to perform any obligation under Section 3.3 or Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)  Any Loan Party fails or neglects to perform or observe any other material term, provision, condition, or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Loan Party and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after such Loan Party receives notice thereof or any officer of any Loan Party becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the applicable Loan Party be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3    Material Adverse Effect. Any circumstance or circumstances occurs that could have a Material Adverse Effect;

8.4    Attachment. Any portion of a Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Loan Party’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Loan Party’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after such Loan Party receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the applicable Loan Party (provided that no Credit Extensions will be required to be made during such cure period);

8.5    Insolvency. Any Loan Party becomes insolvent, or if an Insolvency Proceeding is commenced by any Loan Party, or if an Insolvency Proceeding is commenced against any Loan Party and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6    Other Agreements. There occurs, under any agreement between any Loan Party or any Subsidiary and a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000); or (b) any breach or default by any Loan Party or any Subsidiary, the result of which could have a Material Adverse Effect with respect to any Loan Party;

8.7    Judgments; Penalties. (a) There is entered or issued against any Loan Party or any Subsidiary by a Governmental Authority (i) one or more fines, penalties, final judgments, awards, orders, decrees, or settlements of litigation or alternative dispute resolution for the payment of money in an amount, individually or in the aggregate, of One Hundred Thousand Dollars ($100,000) or greater (to the extent not covered by independent third-party insurance as to which coverage has been accepted by the insurance carrier), or (ii) one or more non-monetary judgments, awards, orders, decrees, or settlements of litigation or alternative dispute resolution (including any injunctive relief) that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, the same is not, within ten (10) days after the issuance, acceptance, entry, assessment , or execution thereof, stayed pending appeal or discharged prior to the expiration of any such stay, provided, however, that no Credit Extensions will be made prior to such stay or discharge; or (b) any Loan Party otherwise agrees to, enters into or becomes bound by any settlement or alternative dispute resolution for the payment of money in an amount, individually or in the aggregate, of One Hundred Thousand Dollars ($100,000) or greater (to the extent not covered by independent third-party insurance as to which coverage has been accepted by the insurance carrier);

8.8    Misrepresentations. Any material misrepresentation or material misstatement exists, whether now or hereafter, in any warranty or representation set forth herein or in any certificate delivered to Bank by or on behalf of any Loan Party or any Subsidiary (including, without limitation, by any Responsible Officer) pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document, in each case, when made or deemed made;

8.9    Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall have been, for any reason, revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10    Governmental Approvals; Regulatory Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term or any Regulatory Action has been initiated against any Loan Party and any of the foregoing has resulted in or could reasonably be expected to result in a Material Adverse Effect or (b)(i) the DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against any Loan Party or any of its Subsidiaries, or (ii) any Loan Party or any of its Subsidiaries enters into a settlement agreement with the DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of One Hundred Thousand Dollars ($100,000) or more, or that could reasonably be expected to result in a Material Adverse Effect even if such settlement agreement is based on previously disclosed conduct; or

8.11    Guaranty. Any Guaranty ceases for any reason to be in full force and effect; any Guarantor fails to perform any obligation under any Guaranty Documents; any event of default occurs under any Guaranty Document; any Guarantor revokes or purports to revoke a Guaranty; or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document when made or deemed made; or any of the circumstances described in Sections 8.3 through 8.10 occur with respect to any Guarantor; any Guarantor dies or becomes subject to any criminal prosecution; or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any Guarantor’s obligations under the Guaranty Documents.

9.    BANK’S RIGHTS AND REMEDIES.

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Loan Parties:

(a)  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)  Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between any Loan Party and Bank;

(c)  Verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles; settle or adjust disputes and claims directly with Account Debtors for amounts, upon terms and in whatever order Bank reasonably considers advisable, and notify any Person owing Indebtedness to Borrower of Bank’s security interest in such obligations. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver such payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(d)  Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Loan Party agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Loan Party authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, each Loan Party hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)  Set off and apply to the Obligations, in whatever manner or order Bank deems appropriate, any and all (i) balances and deposits of any Loan Party held by Bank or any of its Affiliates, or (ii) Indebtedness at any time owing to or for the credit or the account of any Loan Party held by Bank;

(f)  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)  Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Loan Parties’ premises) as Bank determines is commercially reasonable, and apply any proceeds of such disposition to the Obligations in whatever manner or order Bank deems appropriate;

(h)  Credit bid and purchase at any public sale;

(i)  Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)  Demand and receive possession of the Loan Parties’ Books;

(k)  Require Borrower to collect all amounts owing to Borrower in respect of any Account which is Collateral for Bank and receive all Collections on such Accounts in trust for the benefit of Bank; and

(l)  Exercise any and all rights and remedies available to Bank under the Loan Documents or at law or in equity, including, without limitation, all remedies provided under the Code or any Applicable Law (including disposal of the Collateral pursuant to the terms thereof).

Any deficiency that exists after disposition of the Collateral or the exercise of any other rights and remedies as provided above shall be paid immediately by Borrower.

9.2    Power of Attorney. Effective upon the occurrence and during the continuance of an Event of Default and in addition to the rights under Section 6.13(f), each Loan Party hereby irrevocably appoints Bank (and any of Bank’s designated officers or employees) as Borrower’s true and lawful attorney in fact, and authorizes Bank to (i) dispose of any Collateral; (ii) make, settle, and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance; (iii) settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Bank determines to be reasonable; (iv) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Bank’s name or such Loan Party’s name, as Bank may choose; and (v) prepare, file and sign such Loan Party’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document. The appointment of Bank as such Loan Party’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3    Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Account Debtor or other Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the Account Debtor, with proper endorsements for deposit.

9.4    Protective Payments. If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after notice to Borrower: (a) make payment of the same or any part thereof; (b) establish such reserves (including any cash reserves and Reserves) contemplated under Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and Applicable Law, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by the Loan Parties.

9.6    Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7    Demand; Protest. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which such Loan Party may in any way be liable.

9.8    Application of Payments and Proceeds. Bank may apply any funds in its possession, whether from a Loan Party’s account balances, payments, proceeds realized as the result of any Collections or other disposition of the Collateral, or otherwise, to the Obligations in such order and manner as Bank shall determine in its sole discretion. Any surplus from the foregoing shall be paid to the Loan Parties or other Persons legally entitled thereto and, in the event that such application of funds does not result in payment in full of the Obligations, the Loan Parties shall remain liable to Bank for any deficiency. If Bank, in its commercially reasonable discretion, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

10.    NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Loan Party:	c/o DATA I/O CORPORATION
6645 185th Avenue NE, Suite 100
Redmond, WA 98052
Attn: _________________________________________
E-mail: _______________________________________

If to Bank:	WESTERN ALLIANCE BANK
122 W. John Carpenter Freeway, Suite 200
Irving, TX 75039
Attn: Bryan Glass
E-mail:

With a copy to (which shall not constitute notice):	WESTERN ALLIANCE BANK
One East Washington Street, Suite 1400
Phoenix, AZ 85004
Attn: Legal Department
E-mail:

11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. The Loan Parties and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. THE LOAN PARTIES AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.    JUDICIAL REFERENCE PROVISION.

12.1    In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2    With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Transaction Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Transaction Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under Applicable Law (the “Court”).

12.3    The matters that shall not be subject to a reference are the following: (a) nonjudicial foreclosure of any security interests in real or personal property, (b) exercise of self-help remedies (including, without limitation, set-off), (c) appointment of a receiver and (d) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (a) and (b) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (c) and (d). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

12.4    The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

12.5    The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6    The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7    Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8    The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including, without limitation, motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9    If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10    THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT, OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

13.     GENERAL PROVISIONS.

13.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Loan Party without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. From time to time and without the consent of or notice to any Loan Party, Bank shall have the right to sell, transfer, negotiate or assign all or any portion of its obligations, rights, title, and interest in and to the Credit Extensions or the Loan Documents, in each case whether as part of a servicing arrangement or a securitization or by participation, assignment, sale or other transfer (each, a “Lender Transfer,” with the interests that are the subject of the Lender Transfer being referred to as the “Lender Transferred Interests”). From and after the date of a Lender Transfer, Bank shall automatically be released from liability for the performance of any obligation arising out of or relating to the Lender Transferred Interests. Each Loan Party shall execute such modifications to the Loan Documents or other documents as shall, in Bank’s judgment, be necessary or desirable in connection with any Lender Transfer.

13.2    Indemnification. Each Loan Party shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and the Loan Parties whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5    Amendments in Writing; Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect until this Agreement has terminated pursuant to its terms and so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. Notwithstanding the foregoing, neither payment in full of the Obligations nor termination of the Agreement shall discharge, satisfy or otherwise terminate the Surviving Obligations, including the obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2, which shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run notwithstanding this Agreement’s termination and the repayment of all Obligations.

13.8    Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (b) to prospective transferees or purchasers of any interest in the Obligations, (c) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (d) as may be required in connection with the examination, audit or similar investigation of Bank and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9    Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the Patriot Act and Anti-Terrorism Laws, Bank is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses of Borrower, its Subsidiaries and Affiliates and other information that will allow Bank to identify Borrower, its Subsidiaries and Affiliates in accordance with such laws. Borrower hereby agrees to take, and to cause its Subsidiaries and Affiliates to take, any action necessary to enable Bank to comply with the requirements of the Patriot Act and other Anti-Terrorism Laws.

13.10   Electronic Execution of Documents. Each party hereto may execute this Agreement by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

13.11   Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them, and other obligations owing to Bank or any such entity. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.12   Keepwell13.13 . Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Obligations under the Loan Documents in respect of Secured Bank Product Obligations under any Rate Contract; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under any other Loan Document, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the guarantees in respect of Secured Bank Product Obligations under each Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

13.13   Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

14.    CO-BORROWERS.

14.1    Co-Borrowers. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against the other Borrower. This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, each Borrower, including without limitation any request for a Credit Extension and each Compliance Certificate. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of each Borrower, to act as disbursing agent for receipt of any Credit Extension on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

14.2    Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives, until all Obligations (other than Surviving Obligations) are paid in full and Bank has no further obligation to make Credit Extensions to each Borrower, all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

14.3    Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claim that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.

14.4    Subrogation of Defenses. For so long as any Obligations are outstanding or Bank has any obligations to make Credit Extensions to Borrower hereunder, each Borrower hereby agrees not to assert any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect. This Section 14.4 shall have no further force or effect and shall terminate automatically upon the indefeasible repayment in full in cash of all Obligations owing to Bank and the termination of this Agreement and Bank’s obligation to make Credit Extensions to Borrower hereunder.

14.5    Right to Settle, Release

(a)  The liability of Borrower hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b)  Without notice to any given Borrower and without affecting the liability of any given Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any Guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

14.6    Subordination. All Indebtedness of a Borrower, now or hereafter arising, held by another Borrower, except as disclosed in the attached Schedule, is subordinated to the Obligations and Borrower holding such Indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

15.    NOTICE OF FINAL AGREEMENT.

BY SIGNING BELOW, EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Signatures on following page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

DATA I/O CORPORATION, a Washington corporation

By:	/s/ Charles J. DiBona
Name:	Charles J. DiBona
Title:	Vice President & CFO

V-TEK, INC., a Delaware corporation

By:	/s/ Charles J. DiBona
Name:	Charles J. DiBona
Title:	General Manager

A&J PROGRAMMING, INC., a Delaware corporation

By:	/s/ Charles J. DiBona
Name:	Charles J. DiBona
Title:	General Manager

BANK:

WESTERN ALLIANCE BANK, an Arizona corporation

By:	/s/ Bryan Glass
Name:	Bryan Glass
Title:	Senior Vice President

[Signature Page to Loan and Security Agreement]

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

[Exhibit A has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The omitted schedules and exhibits are not material and the Company believes would not contain information material to investors. The registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.]

EXHIBIT B

FORM OF

CREDIT EXTENSION REQUEST

[Exhibit B has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The omitted schedules and exhibits are not material and the Company believes would not contain information material to investors. The registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.]

EXHIBIT C

BORROWING BASE CERTIFICATE

[Exhibit C has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The omitted schedules and exhibits are not material and the Company believes would not contain information material to investors. The registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.]

EXHIBIT D

COMPLIANCE CERTIFICATE

[Exhibit D has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The omitted schedules and exhibits are not material and the Company believes would not contain information material to investors. The registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.]